                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                           Pilot Network Services Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    721596104
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]   Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 721596104
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Trustees of General Electric Pension Trust
      I.R.S. # 14-6015763
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   [ ]
(b)   [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY



--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.     SOLE VOTING POWER
BENE-FICIALLY OWNED
BY EACH REPORTING              None
PERSON WITH:
                        --------------------------------------------------------
                        6.     SHARED VOTING POWER

                               350,000

                        --------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER.

                               None

                        --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER.

                               350,000

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      350,000

--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
      [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.3%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      EP

--------------------------------------------------------------------------------

CUSIP No. 721596104
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      GE Asset Management Incorporated as Investment Manager of GEPT (as defined below)
      I.R.S. #06-1238874
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   [ ]
(b)   [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY



--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.     SOLE VOTING POWER
BENE-FICIALLY OWNED
BY EACH REPORTING              0
PERSON WITH:
                        --------------------------------------------------------
                        6.     SHARED VOTING POWER

                               350,000

                        --------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER.

                               0

                        --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER.

                               350,000

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      350,000

--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
      [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.3%

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IA, CO

--------------------------------------------------------------------------------

CUSIP NO.  721596104
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Company
      I.R.S. #14-0689340
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   [ ]
(b)   [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY



--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.     SOLE VOTING POWER
BENE-FICIALLY OWNED
BY EACH REPORTING              0
PERSON WITH:
                        --------------------------------------------------------
                        6.     SHARED VOTING POWER

                               Disclaimed (see 9 below)

                        --------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER.

                               0

                        --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER.

                               Disclaimed (see 9 below)

--------------------------------------------------------------------------------

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Beneficial ownership of all shares disclaimed by General Electric Company

--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
      |X|  Disclaimed (see 9 above)

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Not applicable (see 9 above)

--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       CO

--------------------------------------------------------------------------------

CUSIP NO.  721596104
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Capital Corporation
      I.R.S. #13-1500700
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   [ ]
(b)   [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY



--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.     SOLE VOTING POWER
BENE-FICIALLY OWNED
BY EACH REPORTING              0
PERSON WITH:
                        --------------------------------------------------------
                        6.     SHARED VOTING POWER

                               None

                        --------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER.

                               0

                        --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER.

                               None

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0

--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
      [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO

--------------------------------------------------------------------------------

CUSIP NO.  721596104
--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Capital Services, Inc.
      I.R.S. #06-1109503
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)   [ ]
(b)   [X]
--------------------------------------------------------------------------------
3.    SEC USE ONLY



--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware

--------------------------------------------------------------------------------
NUMBER OF SHARES        5.     SOLE VOTING POWER
BENE-FICIALLY OWNED
BY EACH REPORTING              None
PERSON WITH:
                        --------------------------------------------------------
                        6.     SHARED VOTING POWER

                               Disclaimed (see 9 below)

                        --------------------------------------------------------
                        7.     SOLE DISPOSITIVE POWER.

                               None

                        --------------------------------------------------------
                        8.     SHARED DISPOSITIVE POWER.

                               Disclaimed (see 9 below)

--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Beneficial ownership of all shares disclaimed by General Electric Capital Services, Inc.
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)
      |X|  Disclaimed (see 9 above)

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Not applicable (see 9 above)

--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      CO

--------------------------------------------------------------------------------

INTRODUCTORY NOTE: This Amendment No. 3 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), GE Asset Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT"), General Electric Capital Services, Inc., a Delaware corporation and a wholly owned subsidiary of GE ("GECS") and General Electric Capital Corporation, a New York corporation and a wholly owned subsidiary of GECS ("GECC") on February 17, 1999 as amended on February 14, 2000 and as amended on February 14, 2001 (as amended, the "Schedule 13G"). This amendment No. 3 is filed on behalf of GE, GEAM, GEPT, GECC and GECS. GEAM is a registered investment adviser and acts as Investment Manager of GEPT. GEAM may be deemed to be the beneficial owner of 350,000 shares of Common Stock of Pilot Network Services Inc. (the "Issuer") owned by GEPT. GEPT, GEAM, GECC and GECS each expressly disclaim that they are members of a "group." GECS disclaims beneficial ownership of all shares of the Issuer held by GECC. GE disclaims beneficial ownership of all shares of the Issuer and expressly disclaims that it is a member of a "group."

The items from the Schedule 13G are hereby amended to read as follows:

Item 4   Ownership
------------------

                                                     GEPT     GEAM        GE
(a)  Amount beneficially owned                      350,000  350,000  Disclaimed

(b)  Percent of class                                2.3%     2.3%    Disclaimed

(c)  No. of shares to which person has

     (i)    sole power to vote or direct the vote    None     None       None

     (ii)   shared power to vote or direct          350,000  350,000  Disclaimed

     (iii)  sole power to dispose or to direct
            disposition                              None     None       None

     (iv)   shared power to dispose or to direct
            disposition                             350,000  350,000  Disclaimed

                                                     GECC              GECS
(a)  Amount beneficially owned                         0            Disclaimed

(b)  Percent of class                                None           Disclaimed

(c)  No. of shares to which person has

     (i)    sole power to vote or direct the vote      0               None

     (ii)   shared power to vote or direct           None           Disclaimed

     (iii)  sole power to dispose or to direct
            disposition                                0               None

     (iv)   shared power to dispose or to direct
            disposition                              None           Disclaimed


Item 5   Ownership of Five Percent or Less of a Class
-----------------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

         [X]


Item 10  Certification
----------------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2002

                                   GENERAL ELECTRIC PENSION TRUST
                                   By:  GE Asset Management Incorporated,
                                   its Investment Manager

                                   By:     /s/  Michael M. Pastore
                                       -----------------------------------------
                                        Name:   Michael M. Pastore
                                        Title:  Vice President



                                   GE ASSET MANAGEMENT INCORPORATED

                                   By:      /s/ Michael M. Pastore
                                       -----------------------------------------
                                        Name:   Michael M. Pastore
                                        Title:  Vice President



                                   GENERAL ELECTRIC COMPANY

                                   By:      /s/ John H. Myers
                                       -----------------------------------------
                                        Name:   John H. Myers
                                        Title:  Vice President



                                   GENERAL ELECTRIC CAPITAL CORPORATION


                                   By:      /s/ Jonathan K. Sprole
                                       -----------------------------------------
                                        Name:   Jonathan K. Sprole
                                        Title:  Attorney-in-Fact

                                   GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                   By:      /s/ Jonathan K. Sprole
                                       -----------------------------------------
                                        Name:   Jonathan K. Sprole
                                        Title:  Attorney-in-Fact

                                POWER OF ATTORNEY

         The undersigned, General Electric Capital Services, Inc., a Delaware corporation (hereinafter referred to as the "Corporation") does hereby make, constitute and appoint the persons listed below as the Corporation's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

         Name of Attorney:
                                    Michael A. Gaudino
                                    Robert O. Oreilly, Sr.
                                    Murry K. Stegelmann
                                    James Ungari
                                    Preston Abbott
                                    Leon E. Roday
                                    J. Gordon Smith
                                    Michael E. Pralle
                                    Iain MacKay
                                    Jonathan K. Sprole
                                    Barbara J. Gould
                                    Robert L. Lewis
                                    Wendy E. Ormond
                                    Mark F. Mylon

         Each attorney shall have the power and authority to do the following:

         To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by the Corporation, General Electric Capital Corporation or any of their subsidiaries.

         And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

         Agreements, commitments, documents, instruments, and other writing executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

         Unless revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York and the authority of the Attorney hereunder shall terminate on March 31, 2002.

         IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed pursuant to authority granted by the Corporation's board of directors, as of the 22nd day of February, 2000.

                                    General Electric Capital Services, Inc.

         (Corporate Seal)
                                    By: /s/    Nancy E. Barton
                                        ----------------------------------------
                                        Nancy E. Barton, Senior Vice President

Attest:
/s/ Brian T. MacAnaney
---------------------------------------------
Brian T. McAnaney, Assistant Secretary

                                                                      SCHEDULE I

                             JOINT FILING AGREEMENT
                            ------------------------

         This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of Pilot Network Services Inc. is being filed on behalf of each of the undersigned.

Dated:   February 14, 2002

                                   GENERAL ELECTRIC PENSION TRUST

                                   By: GE Asset Management Incorporated,
                                   its Investment Manger

                                   By:     /s/ Michael M. Pastore
                                       -----------------------------------------
                                       Name:   Michael M. Pastore
                                       Title:  Vice President


                                   GE ASSET MANAGEMENT INCORPORATED

                                   By:      /s/ Michael M. Pastore
                                       -----------------------------------------
                                        Name:   Michael M. Pastore
                                        Title:  Vice President


                                   GENERAL ELECTRIC COMPANY

                                   By:      /s/ John H. Myers
                                       -----------------------------------------
                                        Name:   John H. Myers
                                        Title:  Vice President

                                   GENERAL ELECTRIC CAPITAL CORPORATION


                                   By:      /s/ Jonathan K. Sprole
                                       -----------------------------------------
                                        Name:   Jonathan K. Sprole
                                        Title:  Attorney-in-Fact


                                   GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                   By:      /s/ Jonathan K. Sprole
                                       -----------------------------------------
                                        Name:   Jonathan K. Sprole
                                        Title:  Attorney-in-Fact

                                                                     Schedule II

                   TRUSTEES OF GENERAL ELECTRIC PENSION TRUST

                        3003 Summer Street, P.O. Box 7900
                           Stamford, Connecticut 06904

   The names of the Trustees of General Electric Pension Trust are as follows:

                                Eugene K. Bolton

                               Michael J. Cosgrove

                                 Ralph R. Layman

                                  Alan M. Lewis

                              Robert A. MacDougall

                                  John H. Myers

                                 Donald W. Torey

                                 John J. Walker